EXHIBIT 99.03

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, D.C. 20429

FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended June 30, 2006

FDIC Insurance Certificate No.: 34903-8

BANK OF THE CAROLINAS

(Exact name of registrant as specified in its charter)

NORTH CAROLINA	56-2087402
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

135 Boxwood Village Drive Mocksville, North Carolina	27028
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (336) 751-5755

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceeding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a nonaccelerated filer. See definition of accelerated filer and large accelerated filer in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐    Accelerated filer  ☐    Non-accelerated filer  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).     Yes  ☐    No  ☒

On August 4, 2006, there were 3,825,192 outstanding shares of the issuer’s common stock.

Bank of the Carolinas

FORM 10-Q

June 30, 2006

PART 1. FINANCIAL INFORMATION

Item  1. Financial Statements

Bank of the Carolinas

Balance Sheets

(In thousands, except share and per share data)

	June 30 2006	December 31 2005*
	(Unaudited)
Assets
Cash and due from banks	$4,367	$5,035
Interest-bearing deposits in banks	6,558	120
Federal funds sold	3,784	17,000
Securities available for sale	54,031	47,379

Loans	333,777	299,927
Less, Allowance for loan losses	(3,504)	(3,315)

Total Loans, net	330,273	296,612
Premises and equipment	11,402	9,960
Accrued interest receivable	2,142	1,887
Other real estate owned	1,340	2,182
Deferred tax assets	1,282	1,155
Goodwill	612	612
Bank owned life insurance	5,822	5,722
Other assets	3,038	2,523

Total assets	$424,651	$390,187

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing demand deposits	$29,732	$26,131
Interest bearing demand deposits	67,612	59,521
Savings deposits	11,673	11,101
Large denomination time deposits	111,325	81,271
Other time deposits	129,703	148,616

Total deposits	350,045	326,640

Borrowings	37,000	27,400
Other liabilities	1,808	1,496

Total liabilities	388,853	355,536

Commitments and contingencies (Note 4)	—	—

Stockholders’ Equity:
Common stock, par value $5 per share:
15,000,000 shares authorized; Issued 3,825,192 shares	19,126	19,126
Additional paid in capital	11,425	11,419
Retained earnings	5,845	4,583
Accumulated other comprehensive loss	(598)	(477)

Total stockholders’ equity	16,672	15,525

Total liabilities and stockholders’ equity	$405,525	$371,061

*	Derived from audited financial statements.

See accompanying notes.

Bank of the Carolinas

Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Interest Income
Interest and fees on loans	$6,558	$4,449	$12,363	$8,275
Interest on securities	544	348	1,021	667
Interest on federal funds sold	31	11	169	27
Interest on deposits in other banks	5	8	6	12

Total interest income	7,138	4,816	13,559	8,981

Interest Expense
Interest on deposits	2,993	1,626	5,669	2,952
Interest on borrowed funds	374	266	645	436

Total interest expense	3,367	1,892	6,314	3,388

Net Interest Income	3,771	2,924	7,245	5,593
Provision for loan losses	180	283	297	526

Net interest income after provision for loan losses	3,591	2,641	6,948	5,067

Non-interest income
Customer service fees	245	208	466	392
Mortgage loan broker fees	22	55	81	90
Income from bank owned life insurance	51	50	100	102
Other income	50	20	78	44

Total non-interest income	368	333	725	628

Noninterest Expense
Salaries and benefits	1,462	1,161	2,817	2,286
Occupancy and equipment	335	303	672	598
Data processing expense	181	92	354	144
Other	673	577	1,274	1,145

Total non-interest expense	2,651	2,133	5,117	4,173

Income before income taxes	1,308	841	2,556	1,522
Income taxes	467	289	911	520

Net Income	$841	$552	$1,645	$1,002

Earnings Per Share (1)
Basic	$0.22	$0.15	$0.43	$0.26

Diluted	$0.21	$0.14	$0.42	$0.25

Dividends Declared (1)	$0.05	$0.04	$0.10	$0.08

(1)	Earnings Per Share and Dividends Declared figures reflect a 6 for 5 stock split effected October 28, 2005.

See accompanying notes.

Bank of the Carolinas

Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Month Period Ended June 30, 2006	Six Month Period Ended June 30, 2005
Cash Flows from Operating Activities:
Net income	1,645	1,002
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	297	526
Deferred tax benefit	2	—
Stock option expense	6	—
Depreciation and amortization	320	274
Loss on sale of other real estate owned	—	28
Gain on sale of fixed assets	—	(8)
Income from bank owned life insurance	(100)	(102)
Amortization of premiums and discounts on investments	37	5
Net change in other assets	(312)	(652)
Net change in other liabilities	312	(14)

Net cash provided by operating activities	2,207	1,059

Cash Flows from Investing Activities:
Decrease in federal funds sold	13,216	1,681
Purchases of premises and equipment	(380)	(572)
Purchases of securities available-for-sale	(9,746)	(10,968)
Proceeds from sales, calls, maturities and principal repayments of securities available for sale	2,806	1,188
Purchase of FHLB stock	(583)	(192)
Acquisition of other real estate owned	(249)	(203)
Proceeds from the sale of other real estate owned	90	188
Proceeds for the sale of premises and equipment	—	8
Increase in loans	(34,213)	(47,759)

Net cash used in investing activities	(29,059)	(56,629)

Cash Flows from Financing Activities:
Increase in deposits	23,405	53,180
Increase (decrease) in other borrowings	9,600	100
Proceeds from exercise of stock options	—	74
Tax effect of stock options exercised	—	45
Cash dividends paid	(383)	(274)

Net cash provided by financing activities	32,622	53,125

Net increase (decrease) in cash and cash equivalents	5,770	(2,445)
Cash and cash equivalents at beginning of period	5,155	7,268

Cash and cash equivalents at end of period	$10,925	$4,823

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$5,976	$3,196

Cash paid during the period for income taxes	773	628

Noncash investing and financing activities:
Decrease in fair value of securities available for sale, net of tax	(121)	(182)

Dividends declared	191	316

Foreclosed real estate	381	94

Transfer from OREO to premise and equipment	1,382	—

See accompanying notes.

Notes to Financial Statements

June 30, 2006

(Unaudited)

NOTE 1. BASIS OF PRESENTATION

In management’s opinion, the financial information, which is unaudited, reflects all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial information as of and for the three and six month periods ended June 30, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

The preparation of financial statements requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements, as well as the amounts of income and expense during the reporting period. Actual results could differ from those estimates. Operating results for the three and six-month periods ended June 30, 2006 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2006.

The organization and business of Bank of the Carolinas (the “Bank”), accounting policies followed by the Bank and other relevant information are contained in the notes to the financial statements filed as part of the Bank’s annual report on Form 10-KSB for the year ended December 31, 2005. This quarterly report should be read in conjunction with the annual report.

NOTE 2. STOCK-BASED COMPENSATION

The Bank adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment on January 1, 2006. Prior to adopting this standard the Bank used the intrinsic value method as prescribed by APB No. 25. Under APB 25, the Bank recognized no compensation expense for stock options granted when the exercise price was equal to or greater than the market value on the grant date. The Bank chose to adopt the modified prospective method to apply FAS 123(R) and therefore has not re-stated prior period amounts. Using the modified prospective method, the Bank is required to record expense for the unvested portion of all options which vest after adoption of the standard as well as for all options issued after its adoption. The Bank did not grant any options in 2005 but has granted 12,500 shares in the second quarter of 2006. The options were granted with a weighted average fair market value of $16.60 per share. Adoption of the standard resulted in a pre-tax $3,900 charge to earnings for the second quarter of 2006 and a $6,000 pre-tax year to date charge. Had the Bank applied the standard in 2005, the charge to earnings for the second quarter would have been $2,000 pre-tax and $4,700 pre-tax for the year to date. Total unrecognized compensation expense related to non vested stock based awards at June 30, 2006 is approximately $88,000. The expense in the current year to date period has had no material effect on earnings per share or operational cash flow nor would it have in 2005. The Bank uses the Black-Scholes option pricing model to determine the fair value of options on the grant date. The following tables illustrates the assumptions for the Black-Scholes model used in determining the fair value of options granted to employees during the second quarter of 2006.

Assumptions for the quarter ended June 30, 2006:

Dividend yield	1.50%
Risk-free interest rate	4.62%
Historical Volatility	26.19%
Expected life	7 years

The expected expense for current outstanding stock options over their remaining life is as follows:

Year	Expected Expense
2007	$21,819
2008	21,819
2009	15,007
2010	13,176
2011	4,835

A summary of activity for the stock option plan as of June 30, 2006 is presented below:

	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
At March 31, 2006	288,914	$6.21
Options granted	12,500	16.60
Options exercised	—
Options forfeited or expired	—

Outstanding at June 30, 2006	301,414	6.64	3.33	3,050,337

Exercisable at June 30, 2006	278,690	6.05	2.87	2,985,283

A summary of the status of the Company’s non-vested stock options as of June 30, 2006 and changes during the quarter is presented below:

	Shares	Weighted Average Grant Date Fair Value
Non-vested - March 31, 2006	11,424	$10.59
Granted	12,500	16.60
Vested	1,200	$10.92
Forfeited	0	—

Non-vested - June 30, 2006	22,724	$6.05

Based on current stock option awards, the adoption of this standard will have an immaterial effect on the Bank’s earnings over the course of its fiscal year.

NOTE 3. EARNINGS PER SHARE

Basic earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period. When applicable, the weighted average shares outstanding for the diluted earnings per share computations are adjusted to reflect the assumed conversion of shares available under stock options using the treasury stock method. Share figures have been adjusted for a 6 for 5 stock split effected October 28, 2005.

Earnings per share have been computed based on the following:

	Six months Ended June 30,
	2006	2005
Weighted average number of common shares oustanding used to calculate basic earnings per share	3,825,192	3,792,113

Additional potential common shares due to stock options	138,450	162,776

Weighted average number of common shares outstanding used to calculate diluted earnings per share	3,963,642	3,954,889

	Three months Ended June 30,
	2006	2005
Weighted average number of common shares oustanding used to calculate basic earnings per share	3,825,192	3,794,015

Additional potential common shares due to stock options	139,468	161,564

Weighted average number of common shares outstanding used to calculate diluted earnings per share	3,964,660	3,955,579

NOTE 4. COMMITMENTS AND CONTINGENCIES

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, lines of credit and standby letters of credit. These instruments involve elements of credit risk in excess of amounts recognized in the accompanying financial statements.

The Bank’s risk of loss with the unfunded loans and lines of credit or standby letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments under such instruments as they do for on-balance sheet instruments. The amount of collateral obtained, if any, is based on management’s credit evaluation of the borrower. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At June 30, 2006, outstanding financial instruments whose contract amounts represent credit risk were approximately: (In thousands)

Loan commitments	$55,687
Letters of credit	$1,405

NOTE 5. COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component in the equity section of the balance sheet. Such items, along with net income, are considered components of comprehensive income. Accounting principles do not require per share amounts of comprehensive income to be disclosed. The information that follows reconciles net income to comprehensive income.

	Three-months ended June 30,		Six-months ended June 30,
(In thousands)	2006	2005	2006	2005
Net Income	$841	$552	$1,645	$1,002
Net unrealized gain (loss) on AFS securities, net of taxes	(106)	134	(121)	(182)

Comprehensive income	$735	$686	$1,524	$820

NOTE 6. RECENT ACCOUNTING PRONOUNCEMENTS

In December 2005, the FASB issued FSP SOP 94-6-1, “Terms of Loan Products that May Give Rise to a Concentration of Credit Risk.” The disclosure guidance in this FSP is effective for interim and annual periods ending after December 19, 2005. The FSP states that the terms of certain loan products may increase a reporting entity’s exposure to credit risk and thereby may result in a concentration of credit risk as that term is used in SFAS No. 107, either as an individual product type or as a group of products with similar features. SFAS No. 107 requires disclosures about each significant concentration, including “information about the (shared) activity, region, or economic characteristic that identifies the concentration.” The FSP suggests possible shared characteristics on which significant concentrations may be determined which include, but are not limited to borrowers subject to significant payment increases, loans with terms that permit negative amortization and loans with high loan-to-value ratios.

This FSP requires entities to provide the disclosures required by SFAS No. 107 for loan products that are determined to represent a concentration of credit risk in accordance with the guidance of this FSP for all periods presented. The Company adopted this disclosure standard effective December 31, 2005.

Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The discussions included in the Report and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. For the purposes of these discussions, any statement that is not a statement of historical fact may be considered to be a forward-looking statement. Those statements usually will contain words such as “may,” “will,” “expect,” “likely,” “believe,” “estimate,” or similar terms or other statements concerning our opinions or judgments, and they are subject to known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from the way they are described. We have based those forward-looking statements on our current expectations and projections about future events. However, the accuracy of those statements could be affected by a variety of factors, including but not limited to, the financial success or changing conditions or strategies of our bank or our customers or vendors, the effect of opening a new branch or closing an existing branch, the ability to control costs and expenses, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions.

Recent Developments

On June 28, 2006, the Bank declared a cash dividend of $.05 per share on its common stock, payable July 26, 2006 to shareholders of record on July 12, 2006. This is the eleventh cash dividend paid by the Bank since it opened in December 1998.

The Bank has announced plans to open a branch in Concord, NC. The branch will be up-fitted from an OREO property currently in the Bank’s possession. The branch should be ready to open by early 2007. This new opportunity marks the continued growth of the Bank into the metropolitan area surrounding Charlotte.

The Bank began offering investment service products to its customers in conjunction with UVEST Financial Services during the second quarter of 2006. The Bank anticipates that once this program is fully up and running it will serve as an additional source of non-interest income as well as continuing to meet our customers’ diversified financial needs.

On April 24, 2006, we announced that the Bank’s Board of Directors has approved the formation of a bank holding company for the Bank. The proposed reorganization will be effected through a share exchange in which each of the Bank’s shareholders will receive one share of common stock of Bank of the Carolinas Corporation (“BankCorp”) in exchange for each of their shares of the Bank’s common stock. BankCorp is being organized by the Bank for purposes of the reorganization. Following the reorganization, the Bank’s shareholders will be shareholders of BankCorp, and BankCorp will be the Bank’s parent company. The Bank will continue to exist as a North Carolina bank and be managed by its current Board of Directors and officers, and it will engage in the same business in which it presently is engaged. The reorganization has been approved by both the Bank’s shareholders and banking regulators and is expected to be completed during August 2006. When the reorganization becomes effective, our common stock will cease to be registered under the Securities Exchange Act of 1934 (the “Exchange Act”), and we will no longer be subject to the information requirements of the Exchange Act or file reports under that Act with the FDIC. However, BankCorp will be a “successor issuer” to us under the Securities and Exchange Commission’s Rule 12g-3(a), and its common stock issued to our shareholders automatically will be deemed to be registered under the Exchange Act. BankCorp will be subject to the information requirements of the Exchange Act and will begin to file reports, proxy statements and other information with the SEC.

On April 26, 2006 the Bank announced it had entered into a definitive agreement whereby First Bank will purchase the Bank of the Carolinas branch located at 109 Monroe Street in Carthage, NC. The transaction is expected to close by the end of the third quarter of this year. The Bank will divest of its banking facility with a book value of around $350,000, deposits of approximately $25 million and roughly half of the branch’s $13 million net loan portfolio as well as $612,000 worth of goodwill which was acquired when the bank purchased this office from First Savings Bank in November 2000.

The Bank has also begun a formalized branding campaign to promote our new mark and is using this opportunity to become even more involved in the communities we serve through a marketing campaign where individuals are encouraged to submit works of art reflecting life in the Carolinas. Submitted entries will be on display in branches throughout our network in the months following the campaign.

CHANGES IN FINANCIAL CONDITION

Total Assets

At June 30, 2006, total assets were $424,651,000 compared to $390,187,000 at December 31, 2005, and $346,054,000 at June 30, 2005 representing a 22.7 percent year over year increase.

Cash and Cash Equivalents

The Bank had cash and cash equivalents at June 30, 2006 of $10,925,000 compared to $5,155,000 at December 31, 2005 and $4,823,000 at June 30, 2005.

Investment Securities

Investment securities totaled $54,031,000 at June 30, 2006, compared to $47,379,000 at December 31, 2005 and $41,601,000 at June 30, 2005. Total investments increased $6,652,000 or 14.0 percent from December 31, 2005 and $12,430,000 or 29.9 percent from June 30, 2005.

The investment portfolio includes U.S. Government Agency bonds, mortgage-backed securities, corporate bonds, municipal bonds, and treasuries all classified as available-for-sale and carried at fair value.

Loans and Allowance for Loan Losses

At June 30, 2006, the loan portfolio totaled $333,777,000 and represented 78.6 percent of total assets compared to $299,927,000 or 76.9 percent of total assets at December 31, 2005 and $274,630,000 or 79.4 percent of total assets at June 30, 2005. Total loans increased $33,850,000 or 11.3 percent from December 31, 2005 and $59,147,000 or 21.5 percent from June 30, 2005. Real estate loans comprised approximately 68.7 percent of the loan portfolio, and commercial loans comprised approximately 19.5 percent of the total loan portfolio at June 30, 2006.

The allowance for loan losses is created by direct charges to income. Losses on loans are charged against the allowance in the period in which such loans, in management’s opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management’s judgment in determining the amount charged to operating expense include past loan experience, composition of the loan portfolio, current economic conditions and probable losses.

The appropriateness of the allowance for loan losses is measured on a quarterly basis using an allocation model that assigns reserves to various components of the loan portfolio in order to provide for probable inherent losses. It must be emphasized, however, that the determination of the reserve using the Bank’s procedures and methods rests upon various judgments and assumptions about current economic conditions and other factors affecting loans. No assurance can be given that the Bank will not in any particular period sustain loan losses that are sizable in relation to their amounts reserved or that subsequent evaluations of the loan portfolio, in light of conditions and factors then prevailing, will not require significant changes in the allowance for loan losses or future charges to earnings. In addition, various regulatory agencies, as an integral part of their routine examination process, periodically review the Bank’s allowance. Such agencies may require the Bank to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examinations. The Bank believes the allowance is appropriate based on management’s current analysis.

The following table describes the activity in our allowance for loan losses for the six-month periods ended June 30, 2006 and 2005.

	Six-months ended June 30,
	2006	2005
Balance at beginning of period	$3,315	$2,500
Provision for loan losses	297	526
Charge-offs	(117)	(199)
Recoveries of loans previously charged-off	9	4

Balance at end of period	$3,504	$2,831

Ratio of allowance for loan losses to total loans at end of period	1.05%	1.03%

Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. The Bank also attempts to reduce repayment risks by adhering to internal credit underwriting policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies. A loan is placed on nonaccrual status when, in management’s judgment, the collection of interest appears doubtful. Nonperforming assets are defined as foreclosed properties, nonaccrual loans and accruing loans that are contractually past due 90 days or more.

The following table summarizes information regarding our nonaccrual loans, other real estate owned, and certain other repossessed assets and loans, as of June 30, 2006 and December 31, 2005. On those dates, we had no loans categorized as troubled debt restructuring within the meaning of SFAS 15.

	June 30, 2006	December 31, 2005
Loans accounted for on a nonaccrual basis:
Real estate loans:
Mortgage	$87	$1,150
Commercial	1,691	474
Construction	—	—
Home Equity	—	—
Commercial business and consumers	109	65
Installment	—	—

Total nonaccrual loans	1,887	1,689
Accruing loans, which are contractually past due 90 days or more	421	328

Total non-performing loans	2,308	2,017
Other real estate owned, net	1,340	2,182

Total non-performing assets	$3,648	$4,199

Non-performing loans as a percentage of net loans	0.70%	0.68%
Total non-performing assets as a percentage of total assets	0.86%	1.08%

Deposits

The Bank’s deposit services include business and individual checking accounts, savings accounts, NOW accounts, certificates of deposit and money market checking accounts. At June 30, 2006, total deposits were $350,045,000 compared to $326,640,000 at December 31, 2005 and $284,712,000 at June 30, 2005. These figures represent increases of 7.2 and 22.9 percent respectively. At June 30, 2006, time deposits of $100,000 and over made up approximately 31.8 percent of total deposits versus 24.9 percent at December 31, 2005 and 16.7 percent at June 30, 2005. The increase in large time deposits is primarily due to an increase in brokered CD’s on the Bank’s balance sheet. While the Bank has continued to shift its focus on outsourced funds from institutional CD’s to brokered deposits, the majority of the Bank’s deposits are still generated primarily from within its banking market. At June 30, 2006, the Bank had $53,893,000 in brokered deposits. On the same date, the Bank had $4,851,000 in institutional certificates of deposits, which are solicited on the Internet through Express Data Corporation’s Quick-Rate CD Clearinghouse and which represented approximately 1.4 percent of the Bank’s total deposits. At December 31, 2005 and June 30, 2005, the Bank’s deposits solicited on the Internet amounted to approximately 6.1 percent and 8.8 percent, respectively, of total deposits.

Liquidity

Liquidity management is the process of managing assets and liabilities as well as their maturities to insure adequate funding for loan and deposit activity as well as continued growth of the Bank. Sources of funding come from both the asset and liability side of the balance sheet. Asset side sources include cash and cash equivalents, federal funds sold and unpledged available for sale securities. These totaled $52,597,000 at June 30, 2006 and $60,702,000 at December 31, 2005. Liquidity sources from liabilities include deposits and lines of credit with other institutions. These sources are largely affected by our ability to attract and maintain deposits. Our deposits, together with equity capital, funded 90.9 percent of total assets at June 30, 2006. The Bank has borrowing lines available from various correspondent banks and the Federal Home Loan Bank of Atlanta (FHLB) for short-term or long-term funding. The Bank has total borrowings of $37,000,000 from the FHLB, with maturity dates on these borrowings extending through 2012. A blanket lien on residential 1-4 family dwellings and qualifying non-residential loans is in place with the FHLB to secure these advances. We closely monitor and evaluate our overall liquidity position. We believe our liquidity position at June 30, 2006 is adequate to meet our operating needs.

Interest Rate Sensitivity

Fluctuating interest rates, increased competition and changes in the regulatory environment continue to significantly affect the importance of interest-rate sensitivity management. Rate sensitivity arises when interest rates on assets change in a different period of time or in a different proportion to interest rates on liabilities. The primary objective of interest-rate sensitivity management is to prudently structure the balance sheet so that movements of interest rates on assets and liabilities are highly correlated and produce a reasonable net interest margin even in periods of volatile interest rates. The Bank uses an asset/liability simulation model to project potential changes to the Bank’s net interest margin, net income, and economic value of equity based on simulated changes to market interest rates, namely the prime rate. The Bank is asset sensitive over the next twelve months, which means that interest-earning assets could re-price more quickly than interest bearing liabilities. Theoretically, the Bank’s net interest margin will improve if market interest rates rise or decline if market interest rates fall.

Capital Adequacy

We are required to comply with the capital adequacy standard adopted by the Federal Deposit Insurance Corporation (FDIC). The FDIC has adopted risk-based capital and leverage capital guidelines for measuring the adequacy of a bank’s capital, and all applicable capital standards must be satisfied for us to be considered in compliance with the FDIC’s requirements. On June 30, 2006, our Total Capital Ratio and Tier 1 Capital Ratio were 11.37 percent and 10.36 percent, respectively, which were well above the minimum levels required by the FDIC’s guidelines. On June 30, 2006, our Leverage Capital Ratio was 8.81 percent, which was also well above the minimum level required by the FDIC’s guidelines. The FDIC places banks into one of four capital categories based on the above three separate capital ratios. The four categories are “well-capitalized”, “adequately capitalized”, “under-capitalized”, and “critically under-capitalized.” The Bank is considered “well-capitalized” as of June 30, 2006.

Regulatory Matters

The Sarbanes-Oxley Act of 2002 was sweeping federal legislation that was signed into law on July 30, 2002 and addresses accounting, corporate governance and disclosure issues relating to public companies. Some of the provisions of the Act became effective immediately, while others are still in the process of being implemented. In general, the Act mandated important new corporate governance, financial reporting and disclosure requirements intended to enhance the accuracy and transparency of public companies’ reported financial results. It established new responsibilities for corporate chief executive officers and chief financial officers and boards of directors in the financial reporting process, and it created a new regulatory body to oversee auditors of public companies. The economic and operational effects of the Act on public companies, including us, have been and will continue to be significant in terms of the increased time, resources and costs associated with complying with the new law. Because the Act, for the most part, applies equally to larger and smaller public companies, it will present us with particular challenges, and increased audit fees and compliance costs associated with the Act could have a negative effect on our results of operations.

RESULTS OF OPERATIONS

Three-Month Period Ended June 30, 2006 and June 30, 2005

The Bank had net income of $841,000 or $.21 per diluted share for the three-month period ended June 30, 2006 and $552,000 or $.14 per diluted share for the three-month period ended June 30, 2005.

Net interest income, or the difference between income generated by earning assets (primarily loans, investment securities, and interest-bearing balances) and the expense incurred on interest bearing liabilities (primarily deposits and borrowed funds used to fund earning assets), is the Bank’s primary source of earnings. The Bank’s net interest income for the three-month period ended June 30, 2006 and 2005 was $3,771,000 and $2,924,000 respectively, an increase of 29.0 percent. The majority of the increase is due to the Bank’s overall growth of loans as well as rising market interest rates during the period. While loans increased, our loan loss provision for the quarter actually decreased $103,000 from the 2005 quarterly amount, in large part due to the improved health of our loan portfolio.

Non-interest income was $368,000 for the three-months compared to $333,000 for the three-month period ended June 30, 2005. The non-interest income total includes service charges on deposit accounts, bank owned life insurance, and mortgage broker fees. The largest increase came from service charges and fee income and was primarily attributable to deposit growth during the period.

Non-interest expense was $2,651,000 for the three-months ended June 30, 2006, compared to $2,133,000 for the three-month period ended June 30, 2005, an increase of 24.3 percent. Annualized non-interest expense as a percentage of average assets was 2.66% for the three months ended June 30, 2006 and 2.76% for the corresponding period in 2005. The largest components of the increased expense were the addition of personnel as well as increased occupancy and data processing expense. Data processing increased as a result of additional monthly expense from our conversion to a new core processor in late February 2005 as well as added volume stemming from the Bank’s growth. The effective tax rate for the three-month period ended June 30, 2006 was 35.70% compared to 34.36% for the three-months ended June 30, 2005.

Six-Month Period Ended June 30, 2006 and June 30, 2005

For the six months ended June 30, 2006, net income was $1,645,000 or $.42 per diluted share compared to $1,002,000 or $.25 for the same period during the previous year.

Net interest income, or the difference between income generated by earning assets (primarily loans, investment securities, and interest-bearing balances) and the expense incurred on interest bearing liabilities (primarily deposits and borrowed funds used to fund earning assets), are the Bank’s primary source of earnings. The Bank’s net interest income for the six months ended June 30, 2006 and 2005 was $7,245,000 and $5,593,000 respectively, an increase of 29.5 percent. The majority of the increase for the year to date period, as with the quarter, is due to the Bank’s overall growth of loans and rising market interest rates. Again, the loan loss provision for the six month period was $297,000 for 2006 versus $526,000 in 2005 and is largely attributed to the improved health of the Bank’s loan portfolio.

Non-interest income was $725,000 for the six months ended June 30, 2005 compared to $628,000 for the six months ended June 30, 2005 an increase of 15.4%. The non-interest income total includes service charges on deposit accounts, bank owned life insurance, and mortgage broker fees. The largest increase came from service charge and fee income and was primarily attributable to deposit growth during the period. The increase in other income for the period was largely attributable to an increase in the FHLB dividend.

Non-interest expense was $5,117,000 for the six months ended June 30, 2006 compared to $4,173,000 for the six months ended June 30, 2005 an increase of 22.6%. During this same time frame, annualized non-interest expense as a percentage of average assets actually went down to 2.57% for 2006 as opposed to 2.70% for the first six months of 2005. This includes salaries and benefits, furniture, equipment and occupancy costs as well as other expenses, including legal, shareholder and data processing expenses. The majority of the increase in expenses came from increased salary expense stemming from the continued growth of the bank and the addition of highly qualified personnel, expenses related to the formation of a bank holding company as well as the increased advertising expense from the Bank’s initiation of a formalized branding initiative and directed marketing campaigns. The effective tax rate for the six months ended June 30, 2006 was 35.64% compared to 34.17% for the six months ended June 30, 2005.

Item 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market price and interest rate risks. Interest rate risk is the result of differing maturities or re-pricing intervals of interest-earning assets and interest-bearing liabilities and the fact that rates on these financial instruments do not change uniformly. These changes can have a direct impact on the Bank’s overall earnings. The current structure of the Bank’s balance sheet is such that a significant increase in interest rates may positively impact net interest income.

Management of the Bank actively monitors interest rate risk through the development of and adherence to the Company’s asset/liability management policy. The Bank has also established an Asset Liability Management Committee (“ALCO”) which monitors interest rate risk exposure, liquidity and funding strategies to ensure that their potential impact is within standards.

Item 4. CONTROLS AND PROCEDURES

An evaluation of the effectiveness of the Bank’s disclosure controls and procedures as of the end of the period covered by this report has been performed under the supervision and with the participation of the Bank’s Chief Executive Officer and Chief Financial Officer. Based on that evaluation, those officers concluded that the Bank’s disclosure controls and procedures were effective as of the end of the period covered by this report.

In connection with the above evaluation of the effectiveness of the Bank’s disclosure controls and procedures, no changes in the Bank’s internal control over financial reporting was identified that occurred during the most recent fiscal quarter and that has materially affected, or is reasonably likely to materially affect, the Bank’s internal control over financial reporting.

PART II - OTHER INFORMATION

Item 1.	Legal Proceedings

From time to time, the Bank may be a party to various legal proceedings incident to its business. At June 30, 2006 there were no legal proceedings to which the Bank was a party, or to which any of its property was subject, which were expected by management to result in a material loss.

Item 1A.	Risk Factors

N/A

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

N/A

Item 3.	Defaults Upon Senior Securities

N/A

Item 4.	Submission of Matters to a Vote of Security Holders

The Annual Meeting of Shareholders of the Bank (“Meeting”) was held on May 26, 2005. The results of the vote on the matter presented at the Meeting were as follows:

1. Proposal to approve share exchange agreement:

Votes For	Votes Against	Abstained	Broker Nonvotes
2,510,290	5,637	15,850	613,019

2. Proposal to re-elect the following individuals as directors:

	Term	Votes For	Votes Withheld	Broker Non-Votes
Jerry W. Anderson	1	3,137,736	7,060	0
Alan M. Bailey	1	3,137,736	7,060	0
William A. Burnette	1	3,135,226	9,570	0
John A. Drye	1	3,137,736	7,060	0
Thomas G. Fleming	1	3,137,564	7,232	0
John W. Googe	1	3,116,592	28,204	0
Henry H. Land	1	3,137,736	7,060	0
Michael D. Larrowe	1	3,117,858	21,938	0
Steven G. Laymon	1	3,137,498	7,298	0
Robert E. Marziano	1	3,137,736	7,060	0
Grady L. McClamrock, Jr.	1	3,134,108	10,688	0
Lynne Scott Safrit	1	2,892,618	252,178	0
Francis W. Slate	1	3,137,564	7,232	0
Stephen R. Talbert	1	3,132,380	2,416	0

3. Proposal to authorize two additional directors:

Votes For	Votes Against	Abstained	Broker Nonvotes
2,920,672	206,685	17,438	1

4. Proposal to increase authorized common stock:

Votes For	Votes Against	Abstained	Broker Nonvotes
2,522,152	610,577	12,066	1

5. Proposal to authorize management to adjourn the meeting:

Votes For	Votes Against	Abstained	Broker Nonvotes
2,513,101	590,353	41,341	1

Item 5.	Other Information

None

Item 6.	Exhibits

The following exhibits are being furnished or filed with this report.

2 Share Exhchange Agreement (furnished herewith)

3 Amended Articles of Incorporation (furnished herewith)

31.1 Certification of Chief Executive Officer required by Rule 13a-14(a) (furnished herewith)

31.2 Certification of Chief Financial Officer required by Rule 13a-14(a) (furnished herewith)

32 Certification of Chief Executive Officer and Chief Financial Officer pursuant to U.S.C. Section 1350 (furnished herewith)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BANK OF THE CAROLINAS

Date: 8/4/06	By:	/s/ Robert E. Marziano
Robert E. Marziano
Chief Executive Officer

Date: 8/4/06	By:	/s/ Eric E. Rhodes
Eric E. Rhodes
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
2	Share Exchange Agreement (furnished herewith)

3	Amended Articles of Incorporation (furnished herewith)

31.1	Certification of our Chief Executive Officer pursuant to Rule 13a-14(a) (furnished herewith)

31.2	Certification of our Chief Financial Officer pursuant to Rule 13a-14(a) (furnished herewith)

32	Certifications of our Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350 (furnished herewith)

EXHIBIT 31.1

CERTIFICATION

(Pursuant to Rule 13a-14(a))

I, Robert E. Marziano, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Bank of the Carolinas;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: 8/4/06	/s/ Robert E. Marziano
Robert E. Marziano
Chief Executive Officer

EXHIBIT 31.2

CERTIFICATION

(Pursuant to Rule 13a-14(a))

I, Eric E. Rhodes, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Bank of the Carolinas;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter business that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: 8/4/06	/s/ Eric E. Rhodes
Eric E. Rhodes
Chief Financial Officer

EXHIBIT 32

CERTIFICATIONS

(Pursuant to 18 U.S.C. Section 1350)

The undersigned hereby certifies that (i) the foregoing Quarterly Report on Form 10-Q filed by Bank of the Carolinas (the “Registrant”) for the quarter ended June 30, 2006, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in that Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date: 8/4/06	/s/ Robert E. Marziano
Robert E. Marziano
Chief Executive Officer

Date: 8/4/06	/s/ Eric E. Rhodes
Eric E. Rhodes
Chief Financial Officer